
<ARTICLE>                     5
<LEGEND>
The schedule contains summary financial  information  extracted from the balance sheet and  statement  of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                               0000832091
<NAME>                              KRUPP INSURED PLUS-III LIMITED PARTNERSHIP

<PERIOD-TYPE>                       9-MOS
<FISCAL-YEAR-END>                   DEC-31-2000
<PERIOD-END>                        SEP-30-2000
<CASH>                                1,964,829
<SECURITIES>                         47,135,357<F1>
<RECEIVABLES>                           237,151
<ALLOWANCES>                                  0
<INVENTORY>                                   0
<CURRENT-ASSETS>                        273,237<F2>
<PP&E>                                        0
<DEPRECIATION>                                0
<TOTAL-ASSETS>                       49,717,481
<CURRENT-LIABILITIES>                    14,661
<BONDS>                                       0
<PREFERRED-MANDATORY>                         0
<PREFERRED>                                   0
<COMMON>                             49,677,650<F3>
<OTHER-SE>                               25,170<F4>
<TOTAL-LIABILITY-AND-EQUITY>         49,717,481
<SALES>                                       0
<TOTAL-REVENUES>                      2,954,636<F5>
<CGS>                                         0
<TOTAL-COSTS>                                 0
<OTHER-EXPENSES>                        782,284<F6>
<LOSS-PROVISION>                              0
<INTEREST-EXPENSE>                            0
<INCOME-PRETAX>                       2,172,352
<INCOME-TAX>                                  0
<INCOME-CONTINUING>                   2,172,352
<DISCONTINUED>                                0
<EXTRAORDINARY>                               0
<CHANGES>                                     0
<NET-INCOME>                          2,172,352
<EPS-BASIC>                                   0<F7>
<EPS-DILUTED>                                 0<F7>

<F1>Includes  Participating  Insured  Mortgages  ("PIMs") of  $34,643,892  and
    Mortgage-Backed Securities ("MBS") of $12,491,465.

<F2>Includes  prepaid  acquisition  fees and expenses of $2,921,471 net of accumulated amortization of $2,648,234 and prepaid participation servicing fees of $888,187 net of accumulated amortization of $781,280.

<F3>Represents  total equity of General  Partners and Limited  Partners.
    General Partners deficit of ($207,376) and Limited Partners equity of $49,885,026.

<F4>Unrealized gain on MBS.

<F5>Represents interest income on investments in mortgages and cash.

<F6>Includes $285,052 of amortization of prepaid fees and expenses.

<F7>Net income  allocated  $65,171 to the General Partners and $2,107,181 to the Limited Partners. Average net income per Limited Partner interest is $.17 on 12,770,261 Limited Partner interests outstanding.


